Exhibit 99.1

Eclipse Resources Corporation Announces Fourth Quarter and Full Year 2015 Financial and Operational Results, 2016 Capital Budget and the Reaffirmation of Its Revolving Credit Facility Borrowing Base

STATE COLLEGE, PA- March 2, 2016- (BUSINESS WIRE) - Eclipse Resources Corporation (NYSE:ECR) (the “Company” or “Eclipse Resources”) today announced its fourth quarter and full year 2015 financial and operational results, its 2016 Capital Budget, the reaffirmation of its revolving credit facility borrowing base and updated first quarter and full year 2016 guidance.

Fourth Quarter 2015 Highlights:

•	Net production averaged 247.0 MMcfe/d, which was approximately 5% above the high end of the Company’s previously issued guidance range for the quarter, representing a 100% increase to the fourth quarter of 2014 and an approximately 10% sequential increase over the third quarter 2015. For the fourth quarter 2015, the production mix was approximately 70% natural gas, 18% NGL’s and 12% oil

•	Revenues grew to $65.8 million. Adjusted Revenue[1], which includes the impact of cash settled derivatives, grew to $74.4 million, representing a 41% increase relative to the fourth quarter 2014

•	Adjusted EBITDAX[1] grew to $31.3 million, representing a 20% increase relative to the fourth quarter 2014

•	Unit operating expenses[2] were $1.31 per Mcfe, below the low end of the Company’s previously issued guidance

•	Cash general and administrative expenses fell to $6.8 million, representing a 48% decrease relative to the fourth quarter 2014, and $3.2 million below the low end of the Company’s previously issued guidance

•	The Company realized a natural gas price, before the impact of cash settled derivatives and excluding firm transportation expenses, of $2.32 per Mcf, a $0.22 premium to NYMEX natural gas prices. The Company realized a natural gas price, after the impact of cash settled derivatives and including transportation costs, of $2.66 per Mcf, a $0.56 premium to NYMEX natural gas prices

•	The Company realized an average oil price, before the impact of cash settled derivatives of $32.03 per barrel, a $9.75 per barrel discount to WTI oil prices. The Company realized an oil price, after the impact of cash settled derivatives, of $38.25 per barrel, a $3.53 per barrel discount to WTI oil prices

•	The Company realized a natural gas liquids price of $14.50 per barrel, or approximately 35% of the average WTI oil price

•	Capital Expenditures were $45.1 million

•	The Company drilled 4 gross (1.0 net) wells, completed 2 gross (0.3 net) wells and turned 15 gross (8.0 net) wells to sales

Full Year 2015 Highlights:

•	Net production averaged 207.9 MMcfe per day, a 186% increase from 2014. For the full year 2015 the production mix was approximately 66% natural gas, 19% natural gas liquids and 15% oil

•	Revenues grew to $255.3 million. Adjusted Revenue[1], which includes the impact of cash settled derivatives, grew to $271.7 million, representing a 97% increase over full year 2014

•	Adjusted EBITDAX[1] grew to $113.1 million, representing a 81% increase over full year 2014

•	Unit operating expenses[2] were $1.26 per Mcfe, below the low end of the Company’s previously issued guidance for the year

•	Capital expenditures were $309.5 million, $20.5 million below the Company’s previously revised capital budget

•	The Company drilled 31 gross (15.0 net) wells, completed 51 gross (20.5 net) wells and turned 76 gross (33.8 net) wells to sales for the full year 2015

•	During 2015, the Company averaged 20 drilling days (from spud to rig release) per well with an average lateral length of 8,500 feet, representing a 31% drilling day improvement compared to the 2014 drilling program; additionally, Eclipse averaged 5.18 completion stages per day, a 16% increase over 2014

2016 Strategic Plan and Capital Budget Highlights:

•	At the beginning of 2016, the Company had liquidity of $281 million consisting of $184 million in cash and cash equivalents, and available borrowing capacity under the Company’s revolving credit facility of $97 million (after giving effect to $28 million of outstanding letters of credit)

•	In February, the Company completed its spring borrowing base redetermination of its revolving credit facility, that resulted in no change to its $125 million borrowing base which remains undrawn other than for letters of credit

•	The Company has recently augmented its hedges by adding a collar on 30,000 MMbtu per day of natural gas for calendar 2017 with a floor price of $2.50 per MMbtu and a ceiling price of $3.03 per MMbtu, and a swap of 850 Bbl per day of oil for March 2016 through December 2016 at an average price of $45.55 per Bbl

•	Based on production guidance for the year, the Company has hedges in place representing 90% of its expected natural gas production at an average floor price of $3.11 per MMbtu and ceiling price of $3.21 per MMbtu; 70% of its expected oil and condensate production at an average floor price of $53.84 per Bbl and ceiling price of $59.50 per Bbl; and 60% of its expected propane production at an average price of $0.46 per gallon

•	During 2016, the Company plans to focus on enhancing its margins, continuing to improve its peer leading drilling and completion efficiencies in the Utica Shale, strengthening its balance sheet and preserving its high quality asset base for the future. Details on these initiatives include:

•	The Company plans to continue to streamline its operations in order to improve its operating margins which include the sale of certain non-core and higher-cost assets. During the year, the company anticipates receiving proceeds from these non-core assets of between $15 million and $20 million

•	As a result of decreased activity, the Company implemented a workforce reduction in the second half of 2015. The Company estimates that its 2016 cash general and administrative expenses fall to approximately $36.0 million, and the Company intends to continue to thoroughly analyze its cost structure to identify additional savings opportunities

•	The Company expects to maintain its voluntary production curtailment initiative through at least the first half of 2016 in order to preserve its productive capacity from its producing wells until commodity prices improve. At current forward strip prices, the Company anticipates that its production during 2016 to be consistent with the 2015 full year rate of approximately 200 MMcfe per day until such time as the Company elects to adjust this curtailment approach

•	The Company plans to maintain flexibility in implementing its 2016 capital plan, which is heavily weighted to the second half of the year enabling the Company to further delay restarting its drilling and completion activity as necessary

•	The Company has established an initial capital budget of $168.0 million[3], which includes approximately $130 million for drilling and completion activities and approximately $35 million for land activities

•	The initial capital budget includes capital expenditures to drill 7.6 net horizontal Utica Shale wells and complete 9.4 net horizontal Utica Shale wells in 2016. The Company expects to exit the year with 11.5 net drilled but uncompleted wells

•	In establishing this capital budget, the Company has assumed an average Henry Hub natural gas price of at least $2.34 per Mcf and an average WTI oil price of at least $34.80 per Bbl for the year

•	The 2016 Capital Budget is expected to be fully funded through internally generated cash flows and the Company’s current cash balance; the Company does not anticipate making any borrowings on its revolving credit facility during 2016 to fund its initial capital budget

[1]	Non-GAAP measure. See reconciliation for details
[2]	Excludes firm transportation, DD&A, exploration and general & administrative expenses
[3]	Includes delay rental payments which are classified as exploration expense for financial reporting purposes

Benjamin W. Hulburt, Chairman, President & CEO commented on the Company’s 2016 strategic plans “As we consider the current year’s plan in light of the current pricing environment, we continue to view our curtailment approach as appropriate. We anticipate keeping production flat at approximately 200 MMcfe per day as we move out of the winter and into the summer months. We will also be strategic with our capital spending plans. For the first half of the year, we intend to limit our operated drilling and completion activity to a single well which was commenced late last year.

We are also working hard to preserve our asset base by preemptively attacking leasehold expirations for leases whose primary terms are expiring in 2017. To date, we have successfully amended and extended approximately 11,000 net acres at a cost to the Company that is significantly less than of what the contractual five year extension option for such leases would have been otherwise. This proactive and innovative approach is just another way we are implementing our overall strategy of preserving the value of our Company’s assets for a better commodity price environment.

Regarding the second half of the year, we are currently planning to recommence our drilling activity and commence completions on our drilled but uncompleted well inventory as we exit the third quarter when strip pricing is more supportive of drilling and achieving appropriate well returns. Our full year 2016 capital budget, which should allow for maximum financial flexibility as commodity prices recover, will be funded from cash flows from operations along with balance sheet cash, and we do not anticipate using any incremental debt capital or our revolver to fund this capital program.”

Operational Discussion

For the fourth quarter of 2015, net production averaged 247.0 MMcfe/d and for the full year 2015 net production averaged 207.9 MMcfe/d. These levels of production represent a 100% and 186% increase relative to average daily net production for the fourth quarter of 2014 and full year 2014, respectively. The full year 2015 production consisted of approximately 66% natural gas, 19% natural gas liquids and 15% oil.

The Company’s production for the three months and full years ended December 31, 2015 and 2014 is set forth in the following table:

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Production:
Natural gas (MMcf)	15,814.0	8,364.4	49,477.6	19,760.2
NGL (Mbbls)	709.9	297.2	2,450.3	536.0
Oil (Mbbls)	442.3	207.0	1,950.5	594.9

Total (MMcfe)	22,727.2	11,389.6	75,882.4	26,545.5

Average daily production volume:
Natural gas (Mcf/d)	171,891	90,917	135,555	54,137
NGL (Bbls/d)	7,716	3,230	6,713	1,468
Oil (Bbls/d)	4,808	2,250	5,344	1,630

Total (Mcfe/d)	247,035	123,799	207,896	72,727

During the fourth quarter of 2015, the Company commenced drilling 1 gross (1.0 net) operated Utica Shale wells and turned-to-sales 7 gross (6.6 net) operated Utica Shale wells. Additionally, the Company participated in the completion of 2 non-operated gross (0.3 net) Utica Shale wells and had 8 gross (1.4 net) non-operated Utica Shale wells turned- to- sales during the fourth quarter of 2015.

Commenting on the fourth quarter and full year results, Thomas Liberatore, Eclipse Resources’ Executive Vice President & Chief Operating Officer said, “During the fourth quarter, we were able to continue to set record quarterly production levels, producing over 247.0 MMcfe per day, while lowering our per unit operating expenses and maintaining leading edge cost metrics. Much of this was accomplished as we continue to increase our understanding of the reservoir in which our wells are located and maximize our operating efficiencies. Our team was able to bring online our Fuchs/Dietrich pads earlier than we had anticipated, allowing us to achieve a December 2015 exit rate production of 268 MMcfe per day.”

Financial Discussion

Revenues for the fourth quarter of 2015 totaled $65.9 million, representing a 31% increase as compared to revenues for the fourth quarter of 2014. Adjusted Revenue, which includes the impact of cash settled derivatives, and excludes brokered natural gas and marketing revenue, totaled $74.4 million, representing a 41% increase over Adjusted Revenue of $52.6 million in the fourth quarter of 2014. The net loss for the fourth quarter of 2015 was $813.9 million, or $3.66 per share. Adjusted EBITDAX was $31.3 million for the fourth quarter of 2015, or $0.14 per share.

Revenues for the full year 2015 totaled $255.3 million, representing an 85% increase as compared to revenues for the full 2014. Adjusted Revenue totaled $271.7 million, representing a 97% increase over Adjusted Revenue of $138.0 million in the full year 2014. The net loss for the full year 2015 was $971.4 million, or $4.46 per share. Adjusted EBITDAX was $113.1 million for the full year 2015, an 81% increase year over year, or $0.51 per share.

Adjusted Revenue and Adjusted EBITDAX are non-GAAP financial measures. Tables reconciling Adjusted Revenue and Adjusted EBITDAX to the most directly comparable GAAP measures can be found at the end of the financial statements include in this release.

The Company’s average realized price received during the fourth quarter and full year of 2015, including the impact of cash settled derivatives and natural gas firm transportation expenses, was $3.04 and $3.38 per Mcfe respectively, compared to $4.42 and $5.09 per Mcfe in the fourth quarter and full year of 2014, respectively.

Average realized price calculations are set forth in the table below:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Average Sales Price (excluding cash settled derivatives)
Natural gas ($/Mcf)	$2.32	$3.37	$2.62	$3.51
NGLs ($/Bbl)	14.50	30.32	12.32	39.27
Oil ($/Bbl)	32.03	63.49	38.38	79.54
Total average prices ($/Mcfe)	2.69	4.42	3.09	5.19
Average Sales Price (including cash settled derivatives)
Natural gas ($/Mcf)	$2.98	$3.63	$3.27	$3.52
NGLs ($/Bbl)	14.50	30.32	12.32	39.27
Oil ($/Bbl)	38.25	63.49	40.92	79.54
Total average prices ($/Mcfe)	3.27	4.62	3.58	5.20
Average Sales Price (including firm transportation)
Natural gas ($/Mcf)	$1.99	$3.11	$2.31	$3.37
NGLs ($/Bbl)	14.50	30.32	12.32	39.27
Oil ($/Bbl)	32.03	63.49	38.38	79.54
Total average prices ($/Mcfe)	2.46	4.23	2.89	5.09
Average Sales Price (including cash settled derivatives and firm transportation)
Natural gas ($/Mcf)	$2.65	$3.37	$2.95	$3.38
NGLs ($/Bbl)	14.50	30.32	12.32	39.27
Oil ($/Bbl)	38.25	63.49	38.38	79.54
Total average prices ($/Mcfe)	3.04	4.42	3.38	5.09

For the fourth quarter of 2015, total operating expenses, excluding interstate firm transportation expense, depreciation, depletion and amortization expense and general and administrative expense, were $29.8 million, or $1.31 per Mcfe, below the low end of the Company’s previously issued guidance. Interstate firm transportation expense was approximately $5.2 million, or $0.23 per Mcfe. A full breakout of operating expenses is listed in the table below:

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Operating Expenses (in thousands):
Lease operating	$3,757	$2,007	$13,904	$8,518
Transporation, gathering and compression	27,950	7,404	85,846	18,114
Production and ad valorem taxes	3,268	3,897	11,621	7,084
Depreciation, depletion and amortization	74,505	37,251	244,750	89,218
General and administrative	8,039	13,389	46,409	42,109

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Operating expenses per Mcfe:
Lease operating	$0.17	$0.18	$0.18	$0.32
Transportation, gathering and compression	1.23	0.65	1.13	0.68
Production and ad valorem taxes	0.14	0.34	0.15	0.27
Depreciation, depletion and amortization	3.28	3.27	3.23	3.36
General and administrative	0.35	1.18	0.61	1.59

As a result of the decline in commodity prices, the Company recognized impairment expenses relating to proved properties of $691.3 million and impairment expenses relating to unproved properties of $95.6 million for the year ended December 31, 2015.

Financial Position and Liquidity

As of December 31, 2015, the Company had liquidity of $281 million consisting of $184 million in cash and cash equivalents, and available borrowing capacity under the Company’s revolving credit facility of $97 million (after giving effect to outstanding letters of credit issued by the Company of $28 million).

Fourth quarter 2015 cash capital expenditures were $45.1 million. These expenditures included $40.3 million for drilling and completions (operated drilling and completions of $36.6 million and non-operated drilling and completions of $3.7 million), $(2.4) million for midstream reimbursements, and $7.2 million for land related expenditures3. For the full year 2015, capital expenditures were $309.5 million.

Subsequent to the end of the full year 2015, the Company completed the spring 2016, semi-annual borrowing base redetermination process with its revolving credit facility lending group. Through that process, the lending group determined that the Company’s borrowing base will remain at $125 million. Additionally, the revolving credit facility was amended to, among other things, adjust the quarterly minimum interest coverage ratio covenant to provide the Company with additional flexibility in 2016 and early 2017. The next redetermination under the revolving credit facility is scheduled to occur in the fall of 2016 under the terms of the Company’s credit agreement.

Matthew DeNezza, Executive Vice President and Chief Financial Officer, commented, “Our gas marketing team’s ability to optimize our production stream has consistently allowed the Company to realize an uplift relative to Appalachian market pricing and at times, such as the fourth quarter, achieve a premium to the NYMEX benchmark. Moving forward, the Company’s conservative operating plan, which incorporates significantly less near term activity, ensures that over 90% of our produced natural gas and 70% of our produced oil is hedged at an average of $3.11 per MMbtu and $53.84 per Bbl, respectively, for 2016. Our capital budget of $168.0 million is 46% below our 2015 capital expenditures and will be fully funded with cash on the balance sheet and cash flows from operations and without the need to utilize our currently undrawn revolving credit facility. This plan should allow us to end 2016 with a significant cash balance.”

Commodity Derivatives

The Company engages in a number of different commodity trading program strategies as a risk management tool to mitigate the potential negative impact on cash flows caused by price fluctuations in natural gas and oil prices. During the recently-completed quarter, the Company added to its natural gas derivative portfolio for an additional portion of its projected 2016 production for a total average hedged volumes of 135,000 MMbtu per day, with a weighted average price of $3.11 per MMbtu. The Company expects to continue to opportunistically add to this natural gas, natural gas liquids and crude oil derivative portfolio. Below is a table that illustrates the Company’s current hedging activities:

Natural Gas Derivatives

Description	Volume (MMBtu/d)	Production Period	Weighted Average Price ($/MMBtu)
Natural Gas Swaps:
	65,000	January 2016—December 2016	$3.28
Natural Gas Collar:
Floor purchase price (put)	30,000	January 2016—December 2017	$3.00
Ceiling sold price (call)	30,000	January 2016—December 2017	$3.50
Natural Gas Three-way Collars:
Floor purchase price (put)	40,000	January 2016—December 2016	$2.90
Ceiling sold price (call)	20,000	January 2016—December 2016	$3.25
Ceiling sold price (call)	20,000	January 2016—December 2016	$3.22
Floor sold price (put)	40,000	January 2016—December 2016	$2.35
Natural Gas Call/Put Options:
Put sold	16,800	January 2016—December 2016	$2.75
Call sold	40,000	January 2018—December 2018	$3.75
Basis Swaps:
	20,000	January 2016—March 2016	$0.83

Oil Derivatives

Description	Volume (Bbls/d)	Production Period	Weighted Average Price ($/Bbl)
Oil Collar:
Floor purchase price (put)	3,000	January 2016—February 2016	$55.00
Ceiling sold price (call)	3,000	January 2016—February 2016	$61.40
Oil Three-way Collar:
Floor purchase price (put)	1,000	March 2016—December 2016	$60.00
Ceiling sold price (call)	1,000	March 2016—December 2016	$70.10
Floor sold price (put)	1,000	March 2016—December 2016	$45.00

NGL Derivatives

Description	Volume (Gal/d)	Production Period	Weighted Average Price ($/Gal)
NGL- Propane Swaps:
	42,000	January 2016—December 2016	$0.46
	21,000	January 2016—June 2016	$0.44
	10,500	July 2016—September 2016	$0.46

Subsequent to December 31 2015, the Company entered into the following derivative instruments:

Natural Gas

Description	(MMBtu/d)	Production Period	Weighted Average Price ($/MMBtu)
Floor purchased (put)	30,000	January 2017—December 2017	$2.50
Ceiling sold (call)	15,000	January 2017—December 2017	$3.02
Ceiling sold (call)	15,000	January 2016—December 2017	$3.04

Oil

Description	Bbls/d	Production Period	Weighted Average Price ($/Bbl)
Call Sold	1,000	January 2018—December 2018	$50.00
Swap	850	March 2016—December 2016	$45.55

Guidance

The Company issued the following amended first quarter and full year 2016 guidance in the table below:

	Q1 2016	FY 2016
Production Mmcfe/d	~200	~200
% Gas	73% - 80%	73% - 80%
% NGL	15% - 17%	13% - 15%
% Oil	6% - 10%	8% - 10%
Gas Price Differential[1]	$(0.10) - $(0.20)	$(0.10) - $(0.20)
FT Expense	$(0.40) - $(0.50)	$(0.30) - $(0.40)
Gas Price Differential with FT expense[1]	$(0.50) - $(0.70)	$(0.40) - $(0.60)
Oil Differential[1]	$(11.00) - $(13.00)	$(11.00) - $(12.00)
NGL Prices (% of WTI)	20% - 30%	20% - 30%
Operating Expenses ($/Mcfe)[2]	$1.30 - $1.40	$1.35 - $1.45
Cash G&A ($mm)[3]	$11 - $12	$36
CAPEX ($mm)[4,5]	$33	$168

1.	Excludes impact of hedges
2.	Excludes firm transportation, DD&A, exploration, and general and administrative expenses
3.	Excludes costs associated with rig terminations
4.	Includes routine lease acquisition, land related expenses, and net of projected midstream reimbursements; excludes land and producing asset acquisitions
5.	Includes delay rental payments which are classified as exploration for financial reporting purposes

Conference Call

A conference call to review the Company’s financial and operational results is scheduled for Thursday, March 3, 2016 at 10:00 am Eastern Time. To participate in the call, please dial 877-709-8150 or 201-689-8354 for international callers and reference Eclipse Resources Fourth Quarter and Full Year 2015 Earnings Call. A replay of the call will be available through May 3, 2016. To access the phone replay dial 877-660-6853 or 201-612-7415 for international callers. The conference ID is 13629043. A live webcast of the call may be accessed through the Investor Center on the Company’s website at www.eclipseresources.com. The webcast will be archived for replay on the Company’s website for six months.

ECLIPSE RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	For the full year ended December 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$184,405	$67,517
Accounts receivable	27,476	46,378
Assets held for sale	21,971	20,673
Other current assets	35,532	19,711

Total current assets	269,384	154,279
PROPERTY AND EQUIPMENT, AT COST
Oil and natural gas properties, successful efforts method
Unproved properties	720,159	1,044,469
Proved properties, net	265,838	670,255
Other property and equipment, net	7,971	8,103

Total property and equipment, net	993,968	1,722,827
OTHER NONCURRENT ASSETS
Other assets	2,520	2,578
Deferred taxes	540	—

TOTAL ASSETS	$1,266,412	$1,879,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$34,717	$137,415
Accrued capital expenditures	10,956	51,360
Accrued liabilities	25,462	13,576
Accrued interest payable	23,809	25,187
Liabilities related to assets held for sale	18,898	—

Total current liabilities	113,842	227,538
NONCURRENT LIABILITIES
Debt, net of unamortized discount and debt issuance costs of $22.8 million and $13.7 million, respectively	527,248	408,754
Pension obligations	—	1,321
Asset retirement obligations	3,401	17,400
Other liabilities	1,367	—
Deferred income taxes	—	71,960

Total liabilities	645,848	726,973
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 222,674,270 (2015) and 160,031,115 (2014) shares issued and outstanding	2,227	1,600
Additional paid in capital	1,829,082	1,391,004
Accumulated deficit	(1,210,755)	(239,345)
Accumulated other comprehensive loss	—	(548)

Total stockholders’ equity	620,554	1,152,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,266,412	$1,879,684

ECLIPSE RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
REVENUES
Oil and natural gas sales	$61,075	$50,371	$234,601	$137,816
Brokered natural gas and marketing revenue	4,807	—	20,720	—

Total revenues	65,882	50,371	255,321	137,816
OPERATING EXPENSES
Lease operating	$3,757	$2,007	$13,904	$8,518
Transportation, gathering and compression	27,950	7,404	85,846	18,114
Production and ad valorem taxes	3,268	3,897	11,621	7,084
Depreciation, depletion and amortization	74,505	37,251	244,750	89,218
Exploration	93,271	4,289	116,211	21,186
General and administrative	8,039	13,389	46,409	42,109
Brokered natural gas and marketing expense	6,116	—	26,173	—
Rig termination	2,075	3,283	9,672	3,283
Impairment of proved oil and gas properties	691,334	30,250	691,334	34,855
Accretion of asset retirement obligations	426	216	1,623	791
(Gain) loss on sale of assets	446	(960)	(4,737)	(960)
Gain on reduction of pension liability	—	—	—	(2,208)

Total operating expenses	911,187	101,026	1,242,806	221,990

OPERATING LOSS	(845,305)	(50,655)	(987,485)	(84,174)
OTHER INCOME (EXPENSE)
Gain on derivative instruments	24,494	19,693	56,021	20,791
Interest expense, net	(13,204)	(13,027)	(53,400)	(48,347)
Loss on debt extinguishment	—	—	(59,392)	—
Other income (expense)	—	(1,232)	400	353

Total other income (expense), net	11,290	5,434	(56,371)	(27,203)
INCOME (LOSS) BEFORE INCOME TAXES	(834,015)	(45,221)	(1,043,856)	(111,377)
INCOME TAX EXPENSE (BENEFIT)	(20,146)	(12,198)	(72,446)	71,799

NET INCOME (LOSS)	$(813,869)	$(33,023)	$(971,410)	$(183,176)

NET INCOME (LOSS) PER COMMON SHARE
Basic and diluted	$(3.66)	$(0.21)	$(4.46)	$(1.27)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	222,534	160,000	217,897	144,369

Adjusted Revenue

Adjusted Revenue is a non-GAAP financial measure. The Company defines Adjusted Revenue as follows: Total revenue plus cash settled derivatives less brokered gas and marketing revenue. The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and GAAP revenue.

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Total revenue	$65,882	$50,371	$255,321	$137,816
Net cash receipts on derivative instruments	13,320	2,211	37,074	179
Brokered natural gas and marketing	(4,807)	—	(20,720)	—

Adjusted revenue	$74,395	$52,582	$271,675	$137,995

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP measure that is used by the Company to evaluate its financial results. The Company defines Adjusted EBITDAX as Net Loss before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; depreciation, depletion and amortization (“DD&A”); amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses; and gain on reduction of pension liability. Adjusted EBITDAX is not a measure of net income as determined by GAAP. See the table below for a reconciliation of Adjusted EBITDAX to net loss.

	For the three months ended		For the year ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net loss	$(813,869)	$(33,023)	$(971,410)	$(183,176)
Depreciation, depletion & amortization	74,505	37,251	244,750	89,218
Exploration expense	93,271	4,289	116,211	21,186
Rig contract termination	2,075	3,283	9,672	3,283
Stock based compensation	1,241	169	4,635	256
Impairment of proved oil and gas properties	691,334	30,250	691,334	34,855
Accretion of asset retirement obligations	426	216	1,623	791
Gain (loss) on sale of assets	446	(960)	(4,737)	(960)
Gain on reduction of pension liability	—	—	—	(2,208)
Gain on derivative instruments	(24,494)	(19,693)	(56,021)	(20,791)
Net cash receipts on settled derivatives	13,320	2,211	37,074	564
Net cash payments on option premiums	—	—	—	(385)
Interest expense, net	13,204	13,027	53,400	48,347
Loss on debt extinguishment	—	—	59,392	—
Other (income)	—	1,232	(400)	(353)
Income tax expense (benefit)	(20,146)	(12,198)	(72,446)	71,799

Adjusted EBITDAX	$31,313	$26,054	$113,077	$62,426

About Eclipse Resources

Eclipse Resources is an independent exploration and production Company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 9, 2015 (the “2014 Annual Report”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2014 Annual Report and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Contact:

Eclipse Resources Corporation

Douglas Kris

Vice President: Investor Relations

814-325-2059

dkris@eclipseresources.com